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                                                                   EXHIBIT 3.1.2



                              STATE OF CALIFORNIA
                                     [SEAL]
                                                                   [SEAL OF THE
                                                                   SECRETARY OF
                                                                      STATE]

                               SECRETARY OF STATE

     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the attached transcript of 4 pages has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

                                       IN WITNESS WHEREOF, I execute this
[CALIFORNIA STATE                      certificate and affix the Great Seal of
     SEAL]                             the State of California this day of

                                             FEB 28 2000
                                       -----------------------------------------

                                       /s/ BILL JONES
                                       -----------------------------------------
                                       Secretary of State



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                                    A0539983
                                                      ENDORSED-FILED
                                         in the office of the Secretary of State
                                                of the State of California
                                                       FEB 23 2000
                                              BILL JONES, Secretary of State


                           CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                               WEBSIDESTORY, INC.


        The undersigned certify that:

      1. They are the President and the Secretary, respectively, Of WEBSIDESTORY, INC., a California corporation.

      2. The first sentence of Article III of the Amended and Restated Articles of Incorporation of this corporation is amended to read in full as follows:

      "The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000), of which (a) Fifteen Million Thirty-Four Thousand Eight Hundred Twelve (15,034,812) shares shall be preferred stock ("Preferred Stock "), consisting of Fifteen Million Thirty-Four Thousand Seven Hundred Twelve (15,034,712) shares of Convertible Stock (as hereinafter defined), (b) and One Hundred Eighty-Four Million Nine Hundred Sixty-Five-Thousand One Hundred Eighty-Eight (184,965,188) shares shall be common stock ("Common Stock")."

      3. Article IIIA.6(a) and (b) of the Amended and Restated Articles of Incorporation of this corporation is amended to read in full as follows:

            "(a) CONVERSION UPON ELECTION OF HOLDERS. Each holder of a share of Convertible Stock shall be entitled at any time, upon the written election of such holder without the payment of any additional consideration, to convert such share of Convertible Stock into the number of fully paid and nonassessable shares of Common Stock, which results from dividing the Conversion Value (as defined in this Section A.6(a)) per share in effect for the Convertible Stock at the time of conversion, as the numerator, by the per share Conversion Price (as defined in this Section A.6(a)) of the Convertible Stock, as the denominator. The number of shares of Common Stock into which a share of a Convertible Stock is convertible is hereinafter referred to as the "Conversion Rate." In addition, the holders of shares of Convertible Stock shall be entitled at any time, upon the written election of two-thirds of the outstanding shares of Convertible Stock without the payment of any additional consideration, to cause all (but not less than all) of the outstanding shares of Convertible Stock to be automatically converted into shares of Common Stock at the Conversion Rate. Upon the filing of this Certificate of Incorporation with the Secretary of State of the State of California, the "Conversion Price" per share of Convertible Stock shall be $0.3538676, and the per share "Conversion Value" of Convertible Stock shall be $0.9977. The Conversion Price per share of Convertible Stock and the Conversion Rate shall be subject to adjustment hereafter from time to time (but no adjustment shall be made to account for issuances or other events prior to the date of the filing hereof) as provided in Section A.7 hereof. If any share of Convertible Stock is converted



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            at a time when there are any declared but unpaid dividends or other amounts due on or in respect of such shares, such declared but unpaid dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.

            (b) AUTOMATIC CONVERSION UPON QPO. Each share of Convertible Stock shall automatically be converted, without the payment of any additional consideration, into shares of Common Stock as of, and in all cases subject to, the closing of the Corporation's first underwritten offering to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, provided that (i) such registration statement covers the offer and sale of Common Stock for which the aggregate proceeds attributable to sales for the account of the Corporation, net of underwriting discounts of commissions, exceed $20 million, (ii) the value of the Corporation immediately prior to the offering is equal to or greater than $150,000,000, as determined by multiplying the public offering price per share by the number of outstanding shares of Common Stock of the Corporation immediately prior to the offering (assuming exercise or conversion of all outstanding securities exercisable for or convertible into the Corporation's Common Stock), (iii) such Common Stock is listed for trading on either the New York Stock Exchange or the Nasdaq National Market, and (iv) all outstanding shares of Redeemable Preferred Stock and all declared but unpaid dividends thereon are paid in full (a "QPO" or a "Qualified Public Offering"); provided that if a closing of a QPO occurs, all outstanding shares of Convertible Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing. Any such conversion shall be at the Conversion Rate in effect upon the closing of a QPO, as applicable.

            If the holders of shares of Convertible Stock are required to convert the outstanding shares of Convertible Stock pursuant to this Section A.6(b) at a time when there are any declared but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion."

      4. The forepart. of Article IIIA.7 of the Amended and Restated Articles of Incorporation of this corporation is amended to read in full as follows:

      "ADJUSTMENTS. The Conversion Price in effect from time to time shall be subject to adjustment from and after January 1, 2000 and regardless of whether any shares of Convertible Stock are then issued and outstanding as follows:"

      5. Article IIIA.7(c) of the Amended and Restated Articles of Incorporation of this corporation is amended to read in full as follows:

      "SALE OF COMMON STOCK. In the event the Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock including shares held in the Corporation's treasury other than (i) Thirty-One Million Six

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      Hundred Fifty-Two Thousand Thirty (31,652,030) shares of Common Stock (as appropriately adjusted for stock splits, stock dividends, and the like), which number shall include the shares of Common Stock issuable pursuant to options or warrants outstanding at any time, issued to officers, directors or employees of the Corporation upon the exercise of options or other rights issued to such officers, directors or employees pursuant to the Corporation's stock option plan or otherwise and (ii) shares of Common Stock issued as consideration for acquisitions approved by a majority of the members of the Board Of Directors (collectively, the "Excluded Shares")), for a consideration per share 1ess than the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

      (i) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

      (ii) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the number of such additional shares of Common Stock so issued."

      6. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

      7. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 88,096,545 shares of Common Stock, 15,034,712 shares of Convertible Redeemable Participating Preferred Stock and 100 shares of Redeemable Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock, more than 50% of the Convertible Redeemable Participating Preferred Stock and more than 50% of the outstanding shares of Redeemable Preferred Stock.

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

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Date: January 30, 2000

                                        /s/  JOHN J. HENTRICH
                                      ------------------------------------------
                                      JOHN J. HENTRICH
                                      President


                                        /s/  MICHAEL CHRISTIAN
                                      -----------------------------------------
                                      MICHAEL CHRISTIAN
                                      Secretary



                                                                   [SEAL OF THE
                                                                   SECRETARY OF
                                                                      STATE]



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